Exhibit 5.3

[LETTERHEAD OF WETHERINGTON, MELCHIONNA, TERRY, DAY & AMMAR]

April 2, 2004

Tempur Production USA, Inc.

c/o Tempur World, Inc.

1713 Jaggie Fox Way

Lexington, Kentucky 40511

Re:	Registration Statement on Form S-4 Under the Securities Act of 1933, As Amended (File

No. 333-109054)

Ladies and Gentlemen:

We have acted as special Virginia counsel to Tempur Production USA, Inc., a Virginia corporation (“TPUSA”), in connection with the Registration Statement on Form S-4 (File No. 333-109054), as amended (the “Registration Statement”), filed by TPUSA and others with the United States Securities and Exchange Commission under the Securities Act of 1933, as amended, for the registration of (i) $97,500,000 aggregate principal amount of 10¼% Senior Subordinated Notes due 2010 of TPUSA and Tempur-Pedic, Inc. (the “Issuers”) (the “Exchange Notes”), to be issued in exchange for an equal aggregate principal amount of the outstanding 10¼% Senior Subordinated Notes due 2010 of the Issuers. Our representation of TPUSA has been limited solely to the rendering of this opinion.

We understand the Exchange Notes are to be issued pursuant to an Indenture, dated as of August 15, 2003, by and among the Issuers, the registrant guarantors listed on the signature pages thereto, and Wells Fargo Bank Minnesota, National Association, as the trustee thereunder (the “Indenture”).

In connection with this opinion, we have examined: copies of the Indenture and the Exchange Notes; certified copies of resolutions adopted by the board of directors of TPUSA; and certified copies of the certificate of incorporation and by-laws of TPUSA, each as amended to date. In addition, we have examined such other corporate and public records and agreements, instruments, certificates and other documents as we have deemed necessary or appropriate for purposes of this opinion. In all such examinations, we have assumed the genuineness of all signatures, the conformity to the originals of all documents reviewed by us as copies, the authenticity and completeness of all original documents reviewed by us in original or copy form and the legal capacity and competence of each individual executing any document.

For purposes of this opinion, we have made such examination of law as we have deemed necessary. This opinion is limited solely to the internal substantive laws of the Commonwealth of Virginia as applied by courts located in Virginia.

We express no opinion as to the effect of conduct, acts or other events occurring, circumstances arising, or changes of law becoming effective or occurring, after the date of this letter on the matters addressed in this opinion, and we assume no responsibility to inform you of additional or changed facts, or changes in law, of which we may become aware.

Based on the foregoing, and subject to the qualifications set forth above, we are of the opinion that:

1.	The Indenture has been duly authorized and executed by TPUSA.

2.	The issuance of the Exchange Notes has been duly authorized by TPUSA.

We consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement.

Very truly yours,

/S/    WETHERINGTON, MELCHIONNA,

         TERRY, DAY & AMMAR